EXHIBIT 11

                            VALCOM, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED
                     DECEMBER 31, 2001 AND 2000

Computation of earnings per common share
                                            Three Months     Three Months
                                              Ended            Ended
                                          Dec. 31, 2001    Dec. 31, 2000
                                            --------------   --------------
Shares outstanding:                           9,757,649        8,909,401
Weighted average shares outstanding           9,135,419       13,770,878
Net loss                                   $     49,217    $  (1,030,227)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                            49,217       (1,030,227)
Net income (loss) per share                $       0.01     $     (0.04)
